                                                                      Exhibit 11


                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                  COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)
    FOR THE QUARTERS AND NINE-MONTH PERIODS ENDED DECEMBER 31, 1997 AND 1996
                 (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                               THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                   DECEMBER 31,                         DECEMBER 31,
                                          ------------------------------       ------------------------------
                                              1997               1996              1997               1996
                                          -----------        -----------       -----------        -----------
Basic:

Weighted average shares
   outstanding                              2,377,781          2,333,670         2,339,007          2,340,331
                                          ===========        ===========       ===========        ===========

Net earnings                              $ 1,070,795        $   867,322       $ 3,071,054        $ 2,509,629

Net effect of earnings attributable
   to subsidiary stock options                (19,527)                --           (62,874)                --
                                          -----------        -----------       -----------        -----------

Net earnings available to
   common shareholders                    $ 1,051,268        $   867,322       $ 3,008,181        $ 2,509,629
                                          ===========        ===========       ===========        ===========

Earnings per common share                 $      0.44        $      0.37       $      1.29        $      1.07
                                          ===========        ===========       ===========        ===========


Diluted:

Weighted average shares
   outstanding                              2,377,781          2,333,670         2,339,007          2,340,331

Net effect of dilutive stock
   options based on the treasury
   stock method using the
   average market price                       236,205             88,438           161,683             88,601
                                          -----------        -----------       -----------        -----------

Total                                       2,613,986          2,422,108         2,500,690          2,428,932
                                          ===========        ===========       ===========        ===========

Net earnings                              $ 1,070,795        $   867,322       $ 3,071,054        $ 2,509,629

Net effect of earnings attributable
   to subsidiary stock options                (19,527)                --           (62,874)                --
                                          -----------        -----------       -----------        -----------

Net earnings available to
   common shareholders                    $ 1,051,268        $   867,322       $ 3,008,181        $ 2,509,629
                                          ===========        ===========       ===========        ===========

Earnings per common and
   common equivalent share                $      0.40        $      0.36       $      1.20        $      1.03
                                          ===========        ===========       ===========        ===========
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